UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of Earliest Event Reported): January 16, 2009

RBS GLOBAL, INC.	REXNORD LLC
(Exact Name of Registrant as Specified in Its Charter)	(formerly Rexnord Corporation) (Exact Name of Registrant as Specified in Its Charter)

Delaware	Delaware
(State of Incorporation or Organization)	(State of Incorporation or Organization)

333-102428	033-25967
(Commission File Numbers)

01-0752045	04-3722228
(I.R.S. Employer Identification No.)	(I.R.S. Employer Identification No.)

4701 West Greenfield Avenue, Milwaukee, Wisconsin	53214
(Address of Principal Executive Offices)	(ZIP Code)

(414) 643-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

The Co-Registrants are filing this Current Report on Form 8-K to furnish the earnings release of Rexnord LLC dated January 16, 2009, regarding preliminary third fiscal quarter financial results, which is attached hereto as Exhibit 99.1. The information in this Item, including Exhibit 99.1, is “furnished” and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liability of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, regardless of any general incorporation language in such filing. These preliminary financial results are subject to change.

Item 2.06.	Material Impairments.

Due to recent macroeconomic factors impacting global credit markets as well as slower industry business conditions which have contributed to a deterioration in Rexnord LLC’s (“the Company”) expected financial projections within both the Power Transmission and Water Management operating segments, it has become apparent as of the date of this filing that an impairment of certain intangible assets and goodwill is present.

During the third quarter ended December 27, 2008 the Company commenced its testing of certain identifiable intangible assets and goodwill in conformity with generally accepted accounting principles in the United States. The impairment testing over the Company’s identifiable intangible assets is completed first and consists of a comparison of the fair value of each intangible with its carrying amount. If the carrying amount exceeds its fair value, an impairment loss shall be recognized in an amount equal to that excess. Once the Company has completed its testing over its identifiable intangible assets, it is then required to test its goodwill for impairment. The testing for and measurement of impairment of goodwill consists of two steps. The first step requires the Company to estimate the fair value of each of its reporting units. This is developed using a discounted cash flow method based on management’s judgments and assumptions. Once calculated, the estimated fair value of each reporting unit is then compared to its carrying value, including goodwill. If the carrying value of the reporting unit exceeds its fair value, the goodwill of the reporting unit is potentially impaired and the Company is then required to proceed through a second step of impairment testing. During the second step of this process, the Company must calculate the implied value of goodwill for each reporting unit. To accomplish this, the Company is required to allocate the reporting unit fair value derived in step one to individual assets and liabilities, similar to a purchase price allocation. Once completed, the resulting implied value of goodwill is compared to the carrying value of goodwill for each reporting unit to determine if impairment exists.

As of the date of this filing, the Company has not completed its appraisals of various identifiable intangible assets nor has it completed its fair value allocation which is required to determine the final impairment of certain intangibles and goodwill. However, based upon preliminary estimates, the Company expects to incur a non-cash pre-tax charge of $300.0 to $400.0 million related to the impairment of its identifiable intangible assets and goodwill at its Power Transmission and Zurn reporting units (which reside within the Company’s Power Transmission and Water Management operating segments, respectively) in its third quarter of fiscal 2009. As part of this review the Company is also evaluating the carrying value of certain deferred tax assets to determine the likelihood of the realization of such benefits as a result of the impairment charge.

The estimates and assumptions made in assessing the fair value of the reporting units and the valuation of the underlying assets and liabilities are preliminary and inherently subject to significant uncertainties, which could result in future adjustments to our initial estimated impairment charge. The Company expects to finalize its impairment analysis by the end of fiscal 2009. Any such final adjustments to its preliminary impairment estimates could be material, but will remain non-cash. This charge for impairment is not expected to result in any future cash expenditure nor does it impact any covenants within the Company’s credit and financing agreements.

Item 9.01.	Exhibits.

Exhibit No.	Description
99.1	Preliminary earnings release dated January 16, 2009

This exhibit is furnished pursuant to Item 2.02 and shall not be deemed to be “filed.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Co-Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized this 16th day of January, 2009.

REXNORD LLC

BY:	/s/ TODD A. ADAMS
Todd A. Adams
Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Co-Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized this 16th day of January, 2009.

RBS GLOBAL, INC.

BY:	/s/ TODD A. ADAMS
Todd A. Adams
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX TO FORM 8-K CURRENT REPORT

Date of Report: January 16, 2009

Exhibit No.	Description
99.1	Preliminary earnings release dated January 16, 2009

4